Exhibit 99.1

Sundance Energy Inc. Reports Second Quarter 2020
Financial and Operating Results

DENVER, AUGUST 10, 2020 – Sundance Energy Inc. (NASDAQ: SNDE) (“Sundance” or the “Company”) today reported operational and financial results for the second quarter of 2020.

Key Second Quarter 2020 Highlights

•	Generated a net loss of $35.8 million during second quarter 2020, and net income of $24.5 million year to date in 2020
•	Generated adjusted EBITDAX[1] of $25.0 million during second quarter 2020, adjusted EBITDAX of $45.0 million year to date in 2020
•	Sales volumes of 8,501 barrels of oil equivalent per day (“Boepd”), or 773,602 barrels of oil equivalent (“Boe”) (66% oil by volume) for second quarter 2020, representing an approximate 22% decline as compared to the first quarter of 2020. This reduction in sales volumes was primarily driven by the Company bringing only four wells online at the very end of the second quarter
•	Realized $20.5 million in hedge gains for the second quarter and maintains robust oil hedges on 7,810 barrels a day for the remainder of 2020 at a $53.66 average floor price
•	Average operating costs for second quarter of 2020 were $15.25 per Boe and cash operating costs[2] were $14.06 per Boe, or reductions of approximately 22% and 27% respectively as compared to the first quarter of 2020. These significant decreases were driven by cost-cutting measures put in place by the Company during the first and second quarters of the year
•	General and administrative costs (“G&A”) for the quarter were $4.0 million while adjusted Cash G&A3 for the period was $3.1 million. These figures represent 28% and 42% decreases respectively as compared to the first quarter of 2020 due to corporate rationalizations during the quarter

Eric McCrady, Sundance’s Chief Executive Officer, stated, “The Company’s focus during the second quarter of 2020 was to continue cutting costs through operational and capital efficiencies in response to current market conditions. Many of the renegotiated prices and operational changes we made in the field in March began to bear fruit in the form of lower operating costs, including through our continued application of automation and data analysis. Additionally, as previously disclosed during the second quarter the Company took significant action, including reductions in headcount, partial furloughs, and significant compensation reductions for management and the board of directors. The Company also greatly reduced our 2020 development program, which is now substantially completed for the year. All these steps, in conjunction with our very robust hedge book, position the Company to weather the current market conditions and achieve our stated goal of generating free cash flow and ultimately deleveraging our balance sheet.”

1 Adjusted EBITDAX is a non-GAAP measure defined as earnings before interest expense, income taxes, depreciation, depletion and amortization, property impairments, gain/(loss) on sale of non-current assets, exploration expense, share-based compensation, gains and losses on commodity hedging, net of settlements of commodity hedging, and certain other non-cash or non-recurring income/expense items. See Appendix for reconciliation to net income which is a GAAP measure.

2 Cash Operating Costs is a non-GAAP measure. Please see appendix for reconciliation to Operating Costs which comprises GAAP measures.

3 Adjusted Cash G&A is a non-GAAP measure. Please see appendix for reconciliation to G&A which is a GAAP measure.

Second Quarter 2020 Operational Update

In mid-April of the second quarter, the Company completed drilling a two well Bracken pad in McMullen County it began drilling in the first quarter and then released its drilling rig. These Bracken wells will be held as DUC wells until commodity prices warrant completing them. The Company has no additional drilling plans currently.

During the second quarter of 2020, the Company completed a four well Harlan Bethune pad in Live Oak County in April but did not begin flowing the well back until mid-June once commodity pricing had improved. Significantly, the Company continued the utilization of its “slowback” choke regime which was introduced in the first quarter for its Washburn Ranch wells. The Harlan Bethune pad was brought online under restricted choke for an extended duration to delay initial production volumes in favor of preserving wellbore pressure for a longer period of time and to benefit from higher future crude prices.

The Company initiated a “dual-frac” methodology on the Harlan Bethune pad. This operational approach allowed the Company to frac two laterals simultaneously with a single frac crew, thereby increasing the number of stages completed per day by an estimated 60% and reducing cycle time on location by 40%. The Company estimates that this process reduced the cost of completing the four well pad by approximately $500,000.

Second Quarter 2020 Financial Results

Total net sales volumes in the second quarter of 2020 decreased approximately 22% from the first quarter of 2020 to 773.6 Mboe, or 8,501 Boepd (approximately 66% oil, 18% gas and 16% natural gas liquids by volume). This decrease is attributable to the Company’s greatly reduced development program and capital spending. During the second quarter the Company brought only the four well Harlan Bethune pad onto production in mid-June under a highly restricted choke. As a result, the wells did not contribute much sales volumes during the second quarter.

Realized pricing for the second quarter excluding the impact of hedging was $23.13 per barrel of crude oil, $1.42 per mmbtu of natural gas, and $16.55 per barrel of NGLs. The realized crude price represents a $4.83 per barrel discount to average WTI pricing of $27.96 for the quarter. Average realized price per barrel of oil for the period including hedges was $62.30. Average realized pricing per Boe for the period excluding the impact of hedges was $19.56 and $46.03 including the impact of realized hedges.

Total revenue for the second quarter of 2020 was $15.1 million compared to $32.3 million for the first quarter of 2020. Net loss for the second quarter of 2020 was $35.8 million, which included the impact of a $23.0 million loss related to commodity hedging comprising a realized hedge gain of $20.5 million and an unrealized hedge loss of $43.5 million caused by the rebounding of oil prices since the end of the first quarter. The Company has generated net income of $24.5 million year to date in 2020. Adjusted EBITDAX4 was $25.0 million for the second quarter of 2020 and $45.0 million year to date.

4 Adjusted EBITDAX is a non-GAAP measure. See Appendix for reconciliation to net income which is a GAAP measure.

Total operating costs for the second quarter of $15.25 per Boe were significantly lower than first quarter 2020 operating costs of $19.52 per Boe. Total cash operating costs5 for the quarter of $14.06 per Boe were also significantly lower as compared to first quarter 2020 costs of $19.20 per Boe. These reductions were driven by the Company’s cost reduction efforts in response to the significant decrease in commodity pricing.

In March 2020, the Company made significant field operating changes and renegotiated pricing with a number of our vendors due to the material drop in market oil prices, which reduced our costs on an absolute basis. Most of these new costs savings began to be realized during the second quarter 2020 resulting in significant declines across all operating cost categories including Lease Operating Expenses (“LOE”) on an absolute basis.

Workover expenses for the period were immaterial as the Company has transitioned to managing its workover projects by exception, specifically prioritizing higher production wells and deferring workovers for low production wells in response to the lower price environment. Gathering, Processing and Transportation (“GP&T”) fees were roughly flat as compared to the first quarter of 2020.

As previously disclosed, the Company put in place significant G&A rationalizations during the quarter which began to result in savings. G&A for the quarter including non-cash stock-based compensation expense, certain non-recurring transaction and redomiciliation related expenses and charges related to the Company’s reduction in force was $4.0 million while adjusted Cash G&A6 for the period was $3.1 million. These figures represent 28% and 42% decreases respectively as compared to the first quarter of 2020.

Production taxes for the quarter represented a credit of $0.3 million, or a $2.3 million expense decrease as compared to the first quarter of 2020 due to an overall decrease in revenues and an expected severance tax refund.

The unaudited table below presents certain per Boe cost and margin metrics that compare results of the corresponding prior quarterly and semi-annual reporting periods:

5 Cash operating costs is a non-GAAP measure. See Appendix for reconciliation to operating costs which comprises GAAP measures.

6 Adjusted Cash G&A is a non-GAAP measure. Please see appendix for reconciliation to G&A which is a GAAP measure.

UNIT COST ANALYSIS	Three Months Ended June 30,			Six Months Ended June 30,
Unaudited	2020	2019	Change	2020	2019	Change
Revenue/Boe (inclusive of hedging)	$46.03	$41.70	10%	$42.41	$43.94	(3)%
Lease operating expense/Boe	$(6.94)	$(5.49)	26%	(6.84)	(6.59)	4%
Workover expense/Boe	$(0.02)	$(1.14)	(98)%	(0.84)	(1.22)	(31)%
Gathering, processing & transportation/Boe	$(3.53)	$(2.96)	19%	(3.60)	(2.77)	30%
Production taxes/Boe	$0.37	$(2.46)	(115)%	(0.98)	(2.63)	(63)%
Adjusted Cash G&A/Boe (1)	$(3.94)	$(3.79)	4%	(4.69)	(3.97)	18%
Net EBITDAX Margin per Boe	$31.97	$25.86	24%	$25.46	$26.76	(5)%

Adjusted EBITDAX(2)	$24,978	$32,694	(24)%	$44,986	$63,475	(29)%
Adjusted EBITDAX Margin(3)	70%	62%	-	60%	61%	-

Net income (loss)	$(35,771)	$2,643	-	$24,471	$(34,566)	-
Net income (loss) margin(4)	(100)%	5%	-	33%	(33)%	-

GAAP operating costs per Boe	$15.25	$16.34	(7)%	17.66	$17.73	(0)%
Adjusted Cash operating costs per Boe(5)	$14.06	$15.84	(11)%	16.95	$17.18	(1)%

(1) G&A per BOE was $5.13 and $4.29 for the three months ended June 30, 2020 and 2019, respectively and $5.40 and $4.52 for the six months ended June 20, 2020 and 2019, respectively. Adjusted Cash G&A, a non-GAAP measure represents general and administrative expenses (non transaction-related) incurred less equity-settled share based compensation expense and expenses associated with the Company's reduction-in-force- in May 2020. See reconciliation of G&A to Adjusted Cash G&A at the end of this release.

(2) See reconciliation of net income (loss) to Adjusted EBITDAX included at end of release.

(3) Adjusted EBITDAX margin represents Adjusted EBITDAX as a percentage of revenue, inclusive of commodity derivative settlements, during the period.

(4) Net income (loss) margin represents net income (loss) as a percentage of revenue, inclusive of commodity derivative settlements, during the period.

(5) Cash operating costs is a Non-GAAP measure comprising lease operating expense (including workover expense), gathering, processing and transportation expense, production taxes and G&A, excluding stock-based compensation, redomiciliation and transaction related expenses, and expenses associated with the Company's reduction-in-force in May 2020.

Balance Sheet and Liquidity

On June 25, 2020, Sundance announced a decrease to its revolving credit facility (the “Revolver”) to a $170.0 million borrowing base and elected commitment. At June 30, 2020, $115.0 million was outstanding on this facility. Including the impact of $0.3 million of cash on the balance sheet and $16.4 million of letters of credit outstanding, at the end of the second quarter, Sundance had $38.9 million of available liquidity in the form of cash and availability under its borrowing base. As of June 30, 2020, the Company was in compliance with all financial and other covenants under its Second Lien Term Loan (the “Term Loan”) and Revolver that were determinable as of the date of this release.

The Company has responded to the commodity price decrease by renegotiating prices with a number of our vendors and have agreements in place for reduced costs from a number of service providers, all of which serves to materially reduce our cost structure relative to the assumptions in our year end 2019 reserve report. The Company also has in place significant price protection through its existing commodity hedge book. This hedge book combined with cost reductions are expected to reduce the impact of recent commodity price declines.

On June 24, 2020, the Company entered into the fifth amendment to the Revolver. In addition to the borrowing base reduction, the amendment increased the interest rate margin to 2.50% to 3.50%, depending on the level of funds borrowed, and incorporated changes corresponding to the third amendment to the Term Loan described below.

As required by the Term Loan waiver necessary to waive certain defaults thereunder arising from the inclusion of a going concern explanatory paragraph included in our audit report for the year ended December 31, 2019 and related issues, the Company entered into the third amendment to the Term Loan on June 24, 2020. The third amendment modified the Company’s Term Loan agreement as follows:

•	Increases the applicable interest rate margin from 8% to 10%, of which 2% of the applicable margin is payable-in-kind (“PIK”), effective May 30, 2020;
•	Requires that 50% of excess cash flow (as defined in the amended Term Loan) generated during each quarter, if any, be used to pay down the outstanding balance on its Revolver, with a permanent corresponding reduction in the borrowing base. If the outstanding balance on the Revolver is zero, any required excess cash flow prepayment amounts will be applied to reduce amounts outstanding under the Term Loan;
•	Lowers the anti-cash hoarding limit from $20 million to $10 million;
•	Removes the Asset Coverage Ratio requirement for the period ended March 31, 2020;
•	Limits the Company’s capital expenditures (as defined in the amended Term Loan) for the period from May 1, 2020 to September 30, 2020 to $5 million;
•	Limits the Company’s general and administrative expense (as defined in the amended Term Loan) for the second and third quarters of 2020 to $3 million per quarter; and
•	Requires that the Company negotiates in good faith with the Lenders by September 30, 2020 to reduce the Company’s total debt and leverage and explore transactions to increase the Company’s capital which may include asset sales, public or private issuance of debt or equity, or any combination thereof.

Capital Spending

Total capital expenditures for the second quarter were $35.2 million, of which $30.7 million was for drilling and completion activities.

Hedge Overview

As of the date of this release, Sundance’s current crude oil hedge position represents 7,810 Bopd with a weighted average floor price of $53.66 for 2020 and 6,690 Bopd with a weighted average floor price of $49.18 for 2021.

The table below provides a summary of the Company’s current oil and natural gas hedge positions as of the date of this report and excludes any contracts which rolled off during the first seven months of 2020:

	Total Oil Derivative Contracts			Gas Derivative Contracts
	Weighted Average			Weighted Average
Year	Units (Bbls)	Floor	Ceiling	Units (Mcf)	Floor	Ceiling
2020	1,195,000	53.66	55.98	550,000	2.67	2.67
2021	2,442,000	49.18	51.87	2,190,000	2.68	2.68
2022	528,000	45.68	60.83	1,080,000	2.69	2.69
2023	160,000	40.00	63.10	240,000	2.64	2.64
Total	4,325,000	$49.65	$54.51	4,060,000	$2.68	$2.68

2020 Capital Program and Guidance

Sundance’s near-term strategic goal is to generate free cash flow in 2020. Given the elevated volatility and depressed commodity pricing of the current market, the Company has responded to market conditions to protect its balance sheet, retain liquidity, and preserve inventory and will continue to operate accordingly. As a result, the Company has reduced its capital program and anticipates spending $40-45 million for full year 2020. The Company is currently not engaged in any drilling activity and has released its drilling rig. Additionally, the Company is not currently completing any wells.

Liquidity Outlook

In considering its liquidity requirements for the remainder of 2020, the Company evaluated its known future commitments and obligations including those discussed above and is considering a variety of potential strategic alternatives to address these obligations. Accordingly, the Company may seek to refinance or otherwise recapitalize its outstanding indebtedness. However, there can be no assurance that any refinancing, or an alternative recapitalization of the Company’s outstanding indebtedness will be possible on acceptable terms, if at all. The Company’s ability to seek additional sources of funding will depend on its future financial position and results of operations, which are subject to general industry conditions and to general economic, political, financial, competitive, legislative, and regulatory factors beyond our control.

Second Quarter 2020 Summary Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended June 30,		For the six months ended June 30,
Unaudited (US$000s)	2020	2019	2020	2019
Oil, natural gas and NGL revenue	$15,130	$52,901	$47,473	$100,641
Lease operating, workover and production tax expense	(5,101)	(11,496)	(15,273)	(24,753)
Gathering, processing and transportation expense	(2,730)	(3,745)	(6,344)	(6,570)
General and administrative expenses - non transaction-related	(3,330)	(4,941)	(8,661)	(9,703)
General and administrative expenses - transaction-related (1)	(640)	(487)	(859)	(1,014)
Exploration expense	(24)	(7)	(173)	(22)
Depreciation, depletion and amortization expense	(20,415)	(22,958)	(44,769)	(44,462)
Impairment expense	-	(5,753)	-	(9,083)
Interest expense	(8,644)	(10,606)	(21,021)	(20,385)
Gain (loss) on commodity derivative financial instruments (2)	(23,018)	10,287	72,845	(23,056)
Other items income (expense), net	2,809	(229)	2,628	(210)
Income (loss) before income taxes	(45,963)	2,966	25,846	(38,617)
Income tax benefit (expense)	10,192	(323)	(1,375)	4,051
Net income (loss)	$(35,771)	$2,643	24,471	(34,566)

(1) In 2019 and early 2020, the Company incurred one-time costs, primarily legal and accounting fees, to complete its Redomiciliation to the U.S. Additionally, in 2020, the Company incurred costs to amend its credit facilities and explore transactions to reduce its leverage (as required by the third amendment to the Term Loan).

(2) The three and six months ended June 30, 2020, included an unrealized loss of $43.5 million and an unrealized gain of $45.5 million related to commodity derivatives, respectively. The three and six months ended June 30, 2019 included an unrealized gain of $10.5 million and an unrealized loss of $26.6 million related to commodity derivatives, respectively.

CONDENSED CONSOLIDATED BALANCE SHEET

(US$'000s)	June 30, 2020	December 31, 2019
Cash and cash equivalents	$347	$12,382
Accounts receivable trade and other	24,745	30,575
Derivative financial instruments	33,651	1,215
Other current assets	4,116	3,616
Total current assets	62,859	47,788

Total oil and gas properties, net	734,004	742,947
Operating lease right-of-use assets	12,610	17,331
Derivative financial instruments	12,001	878
Other long-term assets	2,986	4,970
TOTAL ASSETS	$824,460	$813,914

Current liabilities	$57,747	$69,693
Current maturities of long-term debt	1,285	-
Derivative liabilities	2,651	4,394
Operating lease liabilities - current	4,838	7,720
Total current liabilities	66,521	81,807
Long-term liabilities:
Long-term debt	354,097	353,490
Operating lease liabilities - long term	7,773	9,611
Derivative financial instruments	4,729	3,669
Other long-term liabilities	13,258	11,940
Total liabilities	446,378	460,517

Stockholders' Equity:	$378,082	$353,397

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$824,460	$813,914

CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended June 30,
Unaudited (US$000s)	2020	2019
Operating Activities
Net income (loss)	$24,471	$(34,566)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	44,769	44,462
Unrealized (gain) loss on derivative instruments, net	(44,240)	30,653
Impairment expense	-	9,083
Payable-in-kind interest	431	-
Deferred income tax (benefit) expense	1,445	(4,051)
Stock-based compensation	195	277
Changes in assets and liabilities	(12,649)	3,433
Other, net	504	1,481
Net cash provided by operating activities	$14,926	$50,772
Investing Activities
Capital expenditures for proved oil and gas properties	(25,386)	(90,677)
Capital expenditures for unproved oil and gas properties and other, net	(284)	(396)
Net cash used in investing activities	$(25,670)	$(91,073)
Financing Activities
Proceeds from borrowings	-	40,000
Payments of debt issuance costs	(1,025)	(232)
Other	(147)	(66)
Net cash (used in) provided by financing activities	$(1,172)	$39,702
Total net change in cash	$(11,916)	$(599)
Cash beginning of year	$12,382	$1,581
FX effect	(119)	(5)
Cash at end of period	$347	$977

Appendix

Below are certain reconciliations and explanations of non-GAAP measures utilized in this report.

Prior to the Company’s redomiciliation to the United States in November 2019, its financials were reported in accordance with International Financial Reporting Standards (“IFRS”). Following the redomiciliation, the Company converted its historical financial statements to accounting principles generally accepted in the United States of America (“GAAP”). Accordingly, financial statements and figures, including comparative historical amounts, are presented in accordance with GAAP.

Reconciliation of GAAP “Net Income” to Non-GAAP “Adjusted EBITDAX”

Adjusted EBITDAX is a non-GAAP financial measure that is used as a supplemental financial measure by the Company and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures. It is not intended to be, nor should it be used as, a replacement for GAAP measures such as net income (loss).

GAAP Net Income (Loss) Reconciliation to Adjusted EBITDAX

	30,		30,
Unaudited (US$000s)	2020	2019	2020	2019
Net income (loss)	$(35,771)	$2,643	$24,471	$(34,566)
Add back:
Current and deferred income tax expense (benefit)	(10,192)	323	1,375	(4,051)
Interest expense	8,644	10,606	21,021	20,385
(Gain) loss on commodity derivative financial instruments, net	23,018	(10,287)	(72,845)	23,056
Settlement of commodity derivatives financial instruments	20,480	(168)	27,339	3,583
Depreciation, depletion and amortization expense	20,415	22,958	44,769	44,462
Impairment expense	-	5,753	-	9,083
Exploration expense	24	7	173	22
Noncash stock-based compensation expense	91	142	195	277
Transaction-related expenses included in G&A expense	640	487	859	1,014
Reduction-in-force related expenses included in G&A expense
	188	-	188	-
Other items of income and expense	(2,559)	230	(2,559)	210
Adjusted EBITDAX	$24,978	$32,694	$44,986	$63,475

Reconciliation of GAAP “General and Administrative Expenses” to Non-GAAP “Adjusted Cash General and Administrative Expenses”

	Three Months Ended June 30,		Six Months Ended June 30,
Unaudited (US$000s)	2020	2019	2020	2019
GAAP G&A	$3,970	$5,428	$9,520	$10,717
Add back:
Noncash stock-based compensation expense	(91)	(142)	(195)	(277)
Transaction & Redomiciliation related expenses	(640)	(487)	(859)	(1,014)
Reduction-in-force related expense	(188)	-	(188)	-
Adjusted Cash G&A	$3,051	$4,799	$8,278	$9,426

Net Debt

Net debt is a non-GAAP financial measure which we define as total principle amount of long-term debt liabilities less cash and cash equivalents. Net debt is a commonly accepted measurement utilized for the determination of financial leverage. Net debt excludes unamortized discount and debt issuance costs and should not be utilized as a representation of the Company’s actual indebtedness.

	June 30,	December 31,
Unaudited (US$000s)	2020	2019
Revolver (1)	$115,000	$115,000
2nd Lien Term Loan	250,000	250,000
Total Debt Outstanding	$365,000	$365,000
Less Cash	(347)	(12,382)
Net Debt Outstanding	$364,653	$352,618

(1) Includes current and non-current balance on revolving credit facility

About Sundance Energy Inc.

Sundance Energy Inc. is an independent energy exploration and production company located in Denver, Colorado. The Company is focused on the acquisition and development of large, repeatable oil and natural gas resource plays in North America. Current activities are focused in the Eagle Ford.  A comprehensive overview of the Company can be found on Sundance’s website at www.sundanceenergy.net

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   These statements are identified by the use of the words “project,” “believe,” “estimate,” “expect,” “anticipate,” “intend,” “contemplate,” “foresee,” “would,” “could,” “plan,” and similar expressions that are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on Sundance. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Sundance will be those that are anticipated. Sundance’s forward-looking statements involve significant risks and uncertainties (some of which are beyond Sundance’s control) and assumptions that could cause actual results to differ materially from Sundance’s historical experience and present expectations or projections. These include, but are not limited to, risks or uncertainties associated with our previously completed redomiciliation (including the ability to recognize any benefits therefrom), the discovery and development of oil and natural gas reserves, cash flows and liquidity, business and financial strategy, budget, projections and operating results, oil and natural gas prices, amount, nature and timing of capital expenditures, including future development costs, availability and terms of capital, including our ability to secure and execute strategic alternatives or any re-financing and general economic and business conditions, including the impact of the COVID-19 pandemic. You are cautioned not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date of this press release. Forward-looking statements also are affected by the risk factors described in Sundance’s 10-K filing for the fiscal year ended December 31, 2019, as may be amended, and those set forth from time-to-time in other filings with the SEC. Sundance undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

For more information, please contact:

John Roberts VP Finance & Investor Relations Tel: (720) 638-2400	Eric McCrady Chief Executive Officer Tel: (303) 543-5703